Director

ARVINMERITOR, INC.
2010 LONG-TERM INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT

In accordance with the 2010 Long-Term Incentive Plan, as amended (the “Plan”) of ArvinMeritor, Inc. (the “Company”) and your election pursuant thereto, the number of restricted share units specified in the attached letter have been granted to you on January 28, 2010 following shareholder approval of the Plan as restricted share units (“Restricted Share Units”). By accepting such award (the “Award”), you agree to the terms and conditions of this restricted share unit agreement (the “Agreement”). Each Restricted Share Unit represents a right to receive one share of common stock, par value $1.00 per share, of the Company (the "Common Stock") in the future. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan.

1.	Vesting of Restricted Share Units

(a) The Restricted Share Units shall vest and be paid or settled if you continue to serve as a member of the Board until January 28, 2013 (the “RSU Period”).

(b) If your membership on the Board terminates prior to January 28, 2013 due to death or Disability, the Restricted Share Units shall immediately vest and be paid or settled.

(c) If you resign from the Board or cease to be a director by reason of the antitrust laws, compliance with the Company's conflict of interest policies, or other circumstances that the Board determines not to be adverse to the best interests of the Company prior to January 28, 2013, the Board of Directors may, upon resolution, determine that the Restricted Share Units shall vest and be paid or settled.

2.	Payment of Restricted Share Units; Issuance of Common Stock

As promptly as practicable after you shall have been deemed to have earned the Restricted Share Units in accordance with paragraph 1, the Company shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Share Units by bequest or inheritance) upon satisfaction of any required tax withholding obligations one share of Common Stock in respect of each Restricted Share Unit. No shares of Common Stock shall be issued to you at the time the Award is made, and you will not have any rights as a shareowner with respect to the Restricted Share Units until the shares of Common Stock have been delivered to you.

3.	Forfeiture of Unearned Restricted Share Units

Notwithstanding any other provision of this agreement, if at any time it shall become impossible for you to earn any of the Restricted Share Units in accordance with this agreement, all the Restricted Share Units shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto.

4.	Transferability

     This grant is not transferable by you otherwise than by will or by the laws of descent and distribution, and the Restricted Share Units shall be deliverable, during your lifetime, only to you.

5.	Interpretations and Determinations.

All interpretations, determinations and other actions by the Committee not revoked or modified by the Board of Directors shall be final, conclusive and binding upon all parties.

6.	Withholding

The Company shall have the right, , in connection with the delivery of shares of Common Stock in respect of the Restricted Share Units subject to this agreement, to sell such number of shares of Common Stock as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld.

7.	No Acquired Rights.

You acknowledge, agree and consent that: (a) the Plan is discretionary and the Company may amend, cancel or terminate the Plan at any time; (b) the grant of the Restricted Share Units is a one-time benefit offered to you and does not create any contractual or other right for you to receive any grant of restricted share units or benefits under the Plan in the future; (c) future grants, if any, shall be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of shares and forfeiture provisions; and (d) your participation in the Plan is voluntary.

The value of your Restricted Share Units is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, your Restricted Share Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

8.	Applicable Law

This Agreement and the Company’s obligation to deliver shares of Common Stock upon payment or settlement of Restricted Share Units hereunder shall be governed by and construed and enforced in accordance with the laws of Indiana and the federal laws of the United States.

9.	Entire Agreement

This agreement and the Plan embody the entire agreement and understanding between the Company and you with respect to the Restricted Share Units, and there are no representations, promises, covenants, agreements or understandings with respect to the Restricted Share Units other than those expressly set forth in this agreement and the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall govern.